Exhibit 10.1

TRANSITION SERVICES AGREEMENT

AMONG

PFIZER INC.

AUXILIUM PHARMACEUTICALS, INC.

AUXILIUM UK LIMITED

AND

AUXILIUM INTERNATIONAL HOLDINGS, INC.

(solely with respect to Section 11)

DATED AS OF March 28, 2013

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2.  The confidential portions of this exhibit have been omitted and are marked accordingly.  The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

TABLE OF CONTENTS

1.	DEFINITION AND INTERPRETATION	1
2.	TRANSITION OF CLINICAL TRIALS AND MARKETING AUTHORIZATIONS	3
3.	TRANSITIONING OF PROMOTIONAL MATERIALS AND COMMERCIAL INFORMATION	6
4.	SUPPLY OF BULK PRODUCT AND FINISHED PRODUCT	6
5.	RECALL, WITHDRAWAL, OR MARKET NOTIFICATION OF PRODUCT	9
6.	NEW ARTWORK AND LABELING	9
7.	CONTRACT TESTING LABORATORY	10
8.	CONFIDENTIALITY	10
9.	TERM AND TERMINATION	11
10.	LIMITATION ON LIABILITY	11
11.	UNCONDITIONAL RELEASE	11
12.	MISCELLANEOUS	12
SCHEDULE 4.2: PACKAGING AND LABELING TERMS		I
SCHEDULE 6.1: SKU’S FOR NEW ARTWORK AND LABELING		II

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into as of March 28, 2013 (the “Effective Date”) by and among Pfizer Inc., a Delaware corporation (“Pfizer”), Auxilium Pharmaceuticals, Inc., a Delaware corporation (“Auxilium”), and Auxilium UK LTD, a company registered under the laws of the United Kingdom (“Auxilium UK”; Auxilium UK, Pfizer and Auxilium are sometimes referred to herein collectively as the “Parties” and individually as a “Party”), and Auxilium International Holdings, Inc., a Delaware corporation (solely with respect to Section 11) (“Auxilium International”);

RECITALS

WHEREAS, Pfizer, Auxilium and Auxilium International entered into a Development, Commercialization and Supply Agreement, dated as of December 17, 2008 (as amended, the “Original Agreement” and capitalized terms used herein that are not defined herein shall have the meanings as set forth in the Original Agreement) pursuant to which the parties thereto established a collaboration for the development and commercialization of the Product;

WHEREAS, the Parties have amended the Original Agreement so that it will terminate effective as of April 24, 2013 (the “Termination Date”), and pursuant to such termination Pfizer shall have no further obligation to Develop and Commercialize as of the Termination Date; and

WHEREAS, the Parties have agreed to take certain actions set forth herein after the Termination Date for the orderly transition of the Product from Pfizer to Auxilium.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto hereby agree as follows:

1.                   DEFINITION AND INTERPRETATION

1.1                               “Auxilium” has the meaning set forth in the introductory paragraph.

1.2                               “Auxilium UK” has the meaning set forth in the introductory paragraph.

1.3                               “Agreement” has the meaning set forth in the introductory paragraph.

1.4                               “BAG” means the Bundesamt für Gesundheit in Switzerland.

1.5                               “Claim” means any claim, cross-claim, counterclaim, demand, action, cause of action, right, suit, judgment, verdict, execution or proceeding, in each case of any kind, nature, character, description or basis whatsoever and (without limitation of the foregoing) (i) whether civil, criminal, administrative, investigative or otherwise (including any arbitration proceeding) and (ii) whether based upon (a) contract, warranty, covenant or other Liability, breach of contract, breach of warranty or covenant, tort, negligence, gross negligence, recklessness, fault, strict liability, misrepresentation, fraud, quantum meruit, subrogation, indemnification (whether express or implied), contribution or reimbursement, breach of fiduciary duty, or violation of any statute or administrative regulation, (b) any other United States (or any other country’s) federal, state, local, statutory or common law or any other law, rule or regulation of any other jurisdiction or (c) any other legal or equitable theory of recovery.

1.6                               “Effective Date” has the meaning set forth in the introductory paragraph.

1.7                               “Euros” means the official currency of several member states of the European Union.

1.8                               “Liability” means any debt, obligation or liability of any kind, nature, character, description or basis whatsoever.

1.9                               “Marketing Authorization” or “MA” means the approval from the appropriate Regulatory Authority to sell the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.10                        “Packaging and Labeling Purchase Order” means a written or electronic order form submitted by Auxilium UK in accordance with the terms of this Agreement to Pfizer authorizing the Packaging and Labeling of the Product.

1.11                        “Party” and “Parties” has the meaning set forth in the introductory paragraph.

1.12                        “Pfizer” has the meaning set forth in the introductory paragraph.

1.13                        “Pharmacovigilance Agreement” means the pharmacovigilance agreement between Pfizer and Auxilium or their respective designated Affiliates to be entered into promptly after the Effective Date relating to the exchange of adverse event and other safety information relating to the Product.

1.14                        “Point X Clinical Trial” means the clinical trial B1531002 being conducted by Pfizer as of the Termination Date and described as a Phase IIIB Clinical Trial, open label study to evaluate the safety and efficacy of Xiapex in subjects with Dupuytren’s contracture.

1.15                        “Possible Claims” means any and all Claims or Liabilities or Encumbrances, in each case WHETHER KNOWN OR UNKNOWN, ACCRUED OR UNACCRUED, FIXED, CERTAIN OR CONTINGENT, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, NOW EXISTING OR HEREAFTER ARISING, LIQUIDATED OR UNLIQUIDATED, DEVELOPED OR UNDEVELOPED, DISCOVERED OR UNDISCOVERED, OR OTHERWISE.

1.16                        “Puurs Facility” means the manufacturing facility owned by Pfizer and located at Rijksweg 12, Puurs, Belgium 2870 and such other facilities used by Pfizer in the Packaging and Labeling of the Product.

1.17                        “Real World Clinical Trial” means the clinical trial B1531005 being conducted by Pfizer as of the Termination Date and described as a study to evaluate the safety and efficacy of Xiapex and surgical procedures in subjects with Dupuytren’s contracture.

1.18                        “Termination Date” has the meaning set forth in the recitals.

1.19                        “Transition Quality Agreement” means the quality agreement by and between Pfizer Manufacturing Belgium NV, Medius AG and Auxilium UK effective as of April 24, 2013 relating to the Packaging and Labeling of the Product.

1.20                        “Unconditionally Releases” means fully and forever, and irrevocably and unconditionally, releases, remises, relinquishes, discharges and acquits.  The term “Unconditional Release” shall have a correlative meaning.

1.21                        Other Definitional Provisions.

(a)                     When a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated

(b)                     The words hereof, herein, hereto and hereunder and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                      The terms defined in the singular has a comparable meaning when used in the plural, and vice versa.

(d)                     Words of one gender include the other gender.

(e)                      References to a Person are also to its successors and permitted assigns.

(f)                       The word including means including without limitation and the words include and includes and inclusive have corresponding meanings.

2.                   TRANSITION OF CLINICAL TRIALS AND MARKETING AUTHORIZATIONS

2.1                               Clinical Trials.

(a)                     Real World Clinical Trial

(i)                                     Pfizer shall assign to Auxilium or its Affiliate the ongoing management and continued performance of the Real World Clinical Trial, such assignment to be effective as of May 31, 2013.

(ii)                                  The Parties have agreed that the following actions shall be taken to complete the assignment of the Real World Clinical Trial:

(A)                               On or before March 29, 2013, Auxilium or its Affiliate shall deliver to Pfizer letters of authorization regarding a “clinical research organization” vendor of Auxilium’s choice pursuant to which such vendor shall serve as the “clinical research organization” managing the Real World Clinical Trial;

(B)                               Pfizer shall make the required “Change of Sponsorship applications” to the respective ethics committees in Spain, Norway, Belgium and UK on or before the Termination Date; and

(C)                               On or before May 31, 2013, Auxilium shall enter into site contracts for selected countries, and Pfizer and its Affiliates shall terminate all existing site contracts with respect to the Real World Clinical Trial in the countries listed in subsection (B) above.

(b)        Point X Clinical Trial

(i)                                     Pfizer shall complete the transfer to Auxilium of final data (clinical database, trial master file, SAS data, and annotated case report form) and the final clinical study report relating to the Point X Clinical Trial on or before [**].

(ii)                                  Primary publication

(A)                               Pfizer shall perform the primary data analysis and shall write and submit the primary publication by [**].

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(B)                               In the event that the Parties reasonably agree that additional database programming and/or statistical analysis with respect to the primary publication for the Point X Clinical Trial is required, Auxilium will perform such additional, reasonable work and Pfizer will [**] Auxilium for [**] of such additional work, which [**] shall include Pfizer and its Affiliates’ [**] and [**], as agreed between the Parties.

(C)                               In the event that additional analysis and/or any additional publications will be submitted, Auxilium and Pfizer, in consultation with the authors of such publications, shall reasonably agree if such additional analysis will be performed and/or if such additional publications will be submitted, provided that any additional publications are submitted by [**] and Auxilium shall [**] for such additional analysis and/or publications.

2.2                               Transfer of Marketing Authorization.

(a)                     European Union

(i)                                     As the date hereof, the application for the transfer of the MA for the EU from Pfizer to Auxilium UK has been submitted to the EMEA and it is anticipated by the Parties that Auxilium UK will be the Marketing Authorization holder (“MAH”) before the Termination Date.  In the event that the transfer of the MA for the EU is delayed and Auxilium UK does not become the MAH on or before the Termination Date, Pfizer shall continue to perform the obligations of the MAH in the EU until the earlier of (A) such time as the MA for the EU is transferred to Auxilium UK and (B) September 30, 2013.

(ii)                                  As of the date of transfer of the Marketing Authorization from Pfizer to Auxilium UK, but no later than the Termination Date, Auxilium shall take the right, title and interest in the Marketing Authorization for European Union.

(b)                     Switzerland

(i)                                     Marketing authorization

(A)                               Auxilium has entered into an agreement with Medius AG pursuant to which Medius AG will be the Marketing Authorization holder in Switzerland on behalf of Auxilium.

(B)                               On or before March 15, 2013, Medius AG shall submit an application for the transfer of the MA for Switzerland from Pfizer to Medius AG, on behalf of Auxilium, and such Marketing Authorization shall be transferred to Medius AG on August 1, 2013.  In the event that the transfer of the MA for Switzerland is delayed and Medius AG on behalf of Auxilium does not become the MAH on or before August 1, 2013, Pfizer shall continue to perform the obligations of the MAH in Switzerland until the earlier of (A) such time as the MA for Switzerland is transferred to Medius AG on behalf of Auxilium and (B) September 30, 2013.

(C)                               As of the date of transfer of the MA from Pfizer to Medius AG, on behalf of Auxilium, Auxilium shall take the right, title and interest in the MA for Switzerland.

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(ii)                                  Price reimbursement

(A)                               At the direction of Auxilium, Pfizer shall make initial contact with the BAG and shall submit to the BAG a dossier in respect of price reimbursement in Switzerland on or before June 20, 2013;

(B)                               Auxilium will enter into an agreement with Medius AG pursuant to which Medius AG will prepare such dossier in respect of price reimbursement in Switzerland; and

(C)                               prior to the submission of the dossier, Pfizer shall provide limited support to Auxilium in the form of a knowledge transfer from Pfizer to Auxilium of certain information regarding the initial reimbursement approval process for the Product in Switzerland;

provided that, (a) Pfizer makes no representations or guarantees with respect to whether any pricing reimbursement will be received by Auxilium or the amount of any pricing reimbursement received; and (b) Pfizer shall provide no further support to Auxilium or its Affiliates with respect to the price reimbursement submission in Switzerland after the submission by Pfizer of the dossier to the BAG.

(c)                      For the period from the Termination Date until July 31, 2013, Pfizer and its Affiliates shall sell in the Territory any inventory of Product that remains on hand as of the Termination Date and Pfizer shall pay to Auxilium the Commercialization Payments and other amounts payable under the Original Agreement applicable to such sales, in accordance with the terms and conditions set forth in the Original Agreement.  For the sake of clarity, Pfizer shall have no diligence obligations with respect to the Commercialization of the Product in the Territory after the Termination Date.  However, Pfizer shall distribute the Product on behalf of Auxilium, (1) in the EU until the earlier of (A) the date on which both the MA has been transferred to Auxilium UK and Auxilium UK has been issued a wholesale dealers license, which the Parties expect to be on July 31, 2013 (the date referred to as “Day C” by the Parties) and (B) September 30, 2013, and (2) in Switzerland until the earlier of (A) the date of the transfer of the MA to Medius AG on behalf of Auxilium and (B) September 30, 2013.

(d)                     Pharmacovigilance.  Upon the transfer of the Marketing Authorization for the EU, Auxilium will submit a variation to register the Auxilium Pharmacovigilance System Master File (“PSMF”).  Pursuant to the terms of the Pharmacovigilance Agreement and upon the transfer of the Marketing Authorization for the EU, Auxilium will be responsible for the, submission and tracking of aggregate safety reports (e.g. PSUR/PBRERs) and for the “risk minimization plans” associated with the product in the Territory. Otherwise, and in accordance with the Pharmacovigilance Agreement, Pfizer shall continue to be responsible for the pharmacovigilance system, until such time as the PSMF variation is approved in the EU and in accordance with applicable Laws. On the date the variation to register Auxilium’s PSMF is approved in the EU, Auxilium shall assume full responsibility for the pharmacovigilance system in the Territory and become responsible for maintaining the global safety database for the Product. However, Pfizer shall maintain responsibility for the pharmacovigilance activities related to interventional clinical studies it sponsors. Pfizer additionally shall continue to be responsible for pharmacovigilance in Switzerland until such time as the MA in Switzerland is transferred to Medius AG on behalf of Auxilium, in accordance with applicable Laws. The Parties hereto shall exchange adverse event and other safety information relating to the Product pursuant to the terms of the Pharmacovigilance Agreement.

(e)                      Other Documents with Respect to Distibution.  Pfizer shall use commercially reasonable efforts to cooperate with reasonable requests from Auxilium after the Termination Date for the transfer of additional information or documents the Parties agree are necessary in connection with the planned transition of distribution to Auxilium UK on July 31, 2013.

3.                   TRANSITIONING OF PROMOTIONAL MATERIALS AND COMMERCIAL INFORMATION

3.1                               Transfer of Promotional Materials.

(a)                     Pfizer shall promptly arrange for reasonable quantities of the Promotional Materials to be held at Pfizer’s approved storage location in the United Kingdom.

(b)                     On or before July 31, 2013, and at no cost to Pfizer, Auxilium or its Affiliate shall (A) transfer those Promotional Materials referred to in Section 3.1(a) that Auxilium wishes to retain to its own storage location and (B) provide written confirmation to Pfizer to destroy all residual Promotional Materials; provided that in any event after July 31, 2013 Pfizer shall be permitted to destroy any Promotional Materials for which Auxilium has not arranged transfer to Auxilium’s storage location by July 31, 2013.

3.2                               Commercial Information.

(a)                     Physician database.  On or before May 1, 2013, Pfizer shall transfer to Auxilium Pfizer’s database of Xiapex-trained physicians.  Such database shall include the date which training occurred and the respective institution such physician belongs to as well as proof confirming that each listed physician completed the required training.  Pfizer shall provide any updates to this physician database on July 31, 2013.

(b)                     Sales information.  Pfizer shall continue to provide to Auxilium, on a monthly basis, product sales and unit volume by country and by account, from the Termination Date until and including July 31, 2013.  Such sales and volume information shall be provided to Auxilium by Pfizer in the same manner as such information has been provided by Pfizer prior to the Termination Date.

4.                   SUPPLY OF BULK PRODUCT AND FINISHED PRODUCT

4.1                               Supply of Bulk Product to Pfizer

(a)                     Batch No. 1 Bulk Product.

(i)                                     Auxilium shall Manufacture the quantity of Bulk Product, as specified to Auxilium by Pfizer in a purchase order prior to the date hereof, pursuant to the terms and conditions for the supply of Bulk Product to Pfizer, including the Supply Delivery Price, as set forth in the Original Agreement (such Bulk Product, “Batch No. 1 Bulk Product”); and

(ii)                                  on or before March 31, 2013, Auxilium shall deliver such Batch No. 1 Bulk Product to the Puurs Facility as set forth on the applicable purchase order and such Batch No. 1 Bulk Product shall be received by Pfizer and invoiced by Auxilium pursuant to the terms and conditions of the Original Agreement.

(b)                     Batch No. 2 Bulk Product.

(i)                                     if Auxilium makes a written request to Pfizer for Packaging and Labeling of a second quantity of Bulk Product, Pfizer shall promptly issue to Auxilium a purchase order for such Bulk Product and Auxilium shall Manufacture such second quantity of Bulk Product pursuant to the terms and conditions for the supply of Bulk Product to Pfizer as set forth in the Original Agreement, except that the price to be paid by Pfizer for such Bulk Product shall be US$[**] per Unit of Product (such Bulk Product, “Batch No. 2 Bulk Product” and together with Batch No. 1 Bulk Product, the “Xiapex Bulk Product”); and

(ii)                                  on or before October 31, 2013, Auxilium shall deliver such Batch No. 2 Bulk Product to the Puurs Facility as set forth on the applicable purchase order and such Batch No. 2 Bulk Product shall be received by Pfizer and invoiced by Auxilium pursuant to the terms and conditions of the Original Agreement.

4.2                               Supply of Finished Product to Auxilium

(a)                     Agreement to Supply.

(i)                                     In accordance with the procedures set forth in the Quality Agreement and the Transition Quality Agreement, as applicable, and the terms set forth herein and on Schedule 4.2, (A) Pfizer or its Affiliate shall perform the Packaging and Labeling of the Xiapex Bulk Product and shall supply such Finished Product to Auxilium UK, and (B) Auxilium UK shall purchase such Finished Product from Pfizer.

(ii)                                  Pfizer shall not use the Xiapex Bulk Product for any purposes other than the Packaging and Labeling of the Product pursuant to this Agreement.  Pfizer shall not provide the Xiapex Bulk Product to any Third Party without the express prior written consent of Auxilium UK, except for permitted Third Parties which are performing services with respect to the Packaging and Labeling of the Product.  Title to and ownership of the Xiapex Bulk Product, the Finished Product, any intermediates and components, if any, of Xiapex Bulk Product or Finished Product, and any work in process shall remain with Pfizer at each and every stage of Packaging and Labeling.  Pfizer agrees (a) to destroy or return to Auxilium UK all unused quantities of Xiapex Bulk Product according to Auxilium UK’s written directions; and (b) it will promptly notify Auxilium UK if at any time it believes any of the Xiapex Bulk Product has been damaged, lost or stolen.

(iii)                               Pfizer shall provide no further support to Auxilium or its Affiliates with respect to the supply of Finished Product after February 28, 2014, except as otherwise provided in Article 7 or as required by Laws.

(b)                     Orders. Pfizer shall provide Finished Product to Auxilium UK pursuant to irrevocable Packaging and Labeling Purchase Orders issued by Auxilium UK, provided that, (i) the Packaging and Labeling Purchase Order with respect to Packaging and Labeling Batch No. 1 Bulk Product shall be received by Pfizer on or before April 5, 2013 and the quantity of Finished Product set forth on such Packaging and Labeling Purchase Order shall not exceed the quantity of Batch No. 1 Bulk Product to be provided by Auxilium UK and (ii) the

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Packaging and Labeling Purchase Order with respect to Batch No. 2 Bulk Product shall be received by Pfizer on or before October 4, 2013 and the quantity of Finished Product set forth on such Packaging and Labeling Purchase Order shall not exceed the quantity of Batch No. 2 Bulk Product to be provided by Auxilium UK.

(c)                      Delivery; Risk of Loss.

(i)                                     Pfizer shall ship Finished Product ordered by Auxilium to Auxilium as set forth in the applicable Packaging and Labeling Purchase Order, provided that, (A) with respect to Batch No. 1 Bulk Product, the Finished Product shall be delivered to Auxilium UK (as described below) on or before July 12, 2013 and (B) with respect to Batch No. 2 Bulk Product, the Finished Product shall be delivered to Auxilium UK (as described below) on or before 110 calendar days after the actual date of delivery to Pfizer of Batch No. 2 Bulk Product pursuant to Section 4.1(b)(ii) above.  Pfizer shall deliver Finished Product to Auxilium UK FCA (Incoterms 2010) at the location(s) of the designated in-country “Logistics Service Providers” as set forth by Auxilium UK in each Packaging and Labeling Purchase Order. The Finished Product shall be delivered by Pfizer in accordance with Pfizer’s validated cold chain practices.  Pfizer shall be responsible for the cost of all freight, insurance, tariffs, customs, clearance and similar charges.

(ii)                                  Pfizer shall include certificates of analysis with all shipments of Finished Product.

(iii)                               Title to the Finished Product shall pass to Auxilium UK, and the risk of loss, delay or damage in transit shall be with Auxilium UK when the Finished Product has been delivered to Auxilium UK pursuant to 4.2(c)(i) above.

(d)                     Invoices and taxes. Pfizer shall submit invoices to Auxilium UK upon shipment of the Finished Product to the address set forth in the applicable Packaging and Labeling Purchase Order.  Auxilium UK shall pay all amounts due in U.S. Dollars within thirty (30) days from the date of the invoice.  The price for the Finished Product includes all taxes except such sales, value-added and use taxes which Pfizer is required by law to collect from Auxilium.

(e)                      Manufacturing Standards.  Pfizer shall ensure that all Packaging and Labeling shall comply with applicable Laws, GMPs and the Regulatory Approvals for the Product in the Territory, including the Product Specifications.  Pfizer shall also be responsible for testing and release of the Finished Product by a “qualified person” and Auxilium shall provide assistance to Pfizer and its designees in connection therewith (including, to the extent possible, granting Pfizer reasonable access to Auxilium (and its Affiliates’, sublicensees’ and subcontractors’) facilities as is necessary or useful for Pfizer to access applicable records and documents for performing its testing and release obligations), all as more particularly set forth in the Quality Agreement.

(f)                       Rejection of Product; Disposal of Rejected Shipments.

(i)                                     Auxilium UK may reject any Finished Product that does not comply with applicable Laws, GMPs, the Quality Agreement, and the Regulatory Approvals for the Product in the Territory, including the Product Specifications, (“Non-Complying Product”) by providing written notice of rejection to Pfizer within thirty (30) days following receipt by Auxilium UK of any shipment of such Product hereunder.  In the event that Auxilium UK does not provide notification of rejection within such timeframe, Auxilium UK shall be deemed to have accepted the applicable Product.

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(ii)                                Auxilium UK shall return any shipments of Non-Complying Product (or portions thereof) rejected pursuant to this subsection (f) to Pfizer at Pfizer’s expense.  As Pfizer’s sole liability and Auxilium UK’s sole remedy with respect to such Non-Complying Product, Pfizer shall replace such rejected Non-Complying Product as soon as practicable at no additional charge (including any freight charge) to Auxilium UK.

(iii)                             The provisions of this subsection (f) shall survive termination or expiration of this Agreement, provided that, subsequent to the termination or expiration of this Agreement, Pfizer may, in lieu of replacing any rejected or missing quantities of Product, elect in its sole discretion to reimburse Auxilium UK for the amounts paid by Auxilium UK to Pfizer for such rejected quantities of Non-Complying Product (including any applicable freight charges).

5.                   RECALL, WITHDRAWAL, OR MARKET NOTIFICATION OF PRODUCT

5.1                               Notification.

(a)                     In the event that any Governmental Authority threatens or initiates any action to remove the Finished Product delivered to Auxilium pursuant to this Agreement from the market, the Parties (subject to the Quality Agreement and the Transition Quality Agreement) shall determine whether to initiate any recall, withdrawal or market notification of such Finished Product, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification.  In the event of any such recall, withdrawal or market notification, the Parties (subject to the Quality Agreement and the Transition Quality Agreement) shall determine the necessary actions to be taken, and, shall implement any and all such action to conduct such recall, withdrawal or market notification.

(b)                     In the event that Pfizer receives notification from any Governmental Authority with respect to any action to remove the Finished Product delivered to Auxilium pursuant to this Agreement from the market, Pfizer shall notify Auxilium promptly.

5.2                               Cost Allocation.  All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Finished Product delivered to Auxilium pursuant to this Agreement shall be borne solely by Auxilium.

6.                   NEW ARTWORK AND LABELING

6.1                               Pfizer shall develop for Auxilium new artwork and labeling for all presentations of the Finished Product (excluding Italy) pursuant to the following terms:

(a)                     Auxilium UK shall pay a [**] fee of [**] Euros to Pfizer for the development of the new artwork and labeling, which shall be those SKUs listed on Schedule 6.1 with four components (the carton, leaflet, vial label, diluents label) for each SKU;

(b)                     Pfizer shall complete the development of the new artwork and labeling on or before August 31, 2013 and upon completion shall provide an invoice to Auxilium UK for the [**] fee described in subsection (a) above and such invoice shall be payable by Auxilium UK within thirty (30) days of such invoice;

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(c)                      Auxilium shall approve any new artwork to be used in Packaging and Labeling of the Finished Product using Batch No. 2 Bulk Product;

(d)                     Pfizer shall transfer the live artwork and labeling files to Auxilium’s new packaging site as indicated in writing by Auxilium to Pfizer on or before October 31, 2013.

6.2                               In the event that Auxilium requires Pfizer to develop new artwork and labeling for Italy, Auxilium shall notify Pfizer by May 31, 2013 and Auxilium shall pay an additional [**] fee of [**] Euros to Pfizer.

7.                   CONTRACT TESTING LABORATORY

7.1                               Auxilium UK will be registering a new laboratory for the testing and release of Finished Product. In the event that the new laboratory is not registered and operational by December 31, 2013, Pfizer has agreed that Auxilium may, as of January 1, 2014, use the Puurs Facility as a contract testing laboratory for Bulk Product that is manufactured by Auxilium after August 31, 2013.

(a)                     Auxilium shall notify Pfizer on or before December 31, 2013 if they wish to use this service

7.2                               In the event that Auxilium decides to use this service, Auxilium shall deliver to the Puurs Facility, at no cost to Pfizer the normal sample quantities from such Bulk Product, required to complete the following tests:

(a)                     Release testing of Bulk Product on import into the EU.

(b)                     Post labeling and packaging testing as defined in the corresponding “certificate of analysis” prior to releasing the lots for distribution.

(c)                      Pfizer shall provide a “certificate of analysis” and a “certificate of conformance” to verify that the testing was performed in a compliant fashion.

(d)                     The Auxilium “qualified person” shall review the results and be responsible for release of the Finished Product with respect to such Bulk Product.

(e)                      Auxilium shall deliver samples to the Puurs Facility by no later than February 28, 2014, in order that all testing shall be completed by no later than April 14, 2014, unless otherwise agreed by the Parties.

7.3                               Auxilium UK shall pay Pfizer a [**] fee of [**] Euros for this contract testing laboratory service.

7.4                               Upon completion, Pfizer shall provide an invoice to Auxilium UK for the [**] fee described in Section 7.3 above and such invoice shall be payable by Auxilium UK within thirty (30) days of such invoice.

8.                   CONFIDENTIALITY

The obligations with respect to confidentiality set forth in the Original Agreement shall apply to this Agreement and any Confidential Information received or disclosed by the Parties with respect to this Agreement.

**                                  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

9.                   TERM AND TERMINATION

9.1                               The term of this Agreement shall commence at the Effective Date and end on April 24, 2014, unless earlier terminated; provided that the rights and obligations of the Parties that expressly terminate on a date that is prior to April 24, 2014 as set forth in this Agreement, shall terminate on such date.

9.2                               The obligations of each Party set out in Sections 10, 11 and 12 shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

10.            LIMITATION ON LIABILITY

10.1                        Limitation of Liability.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING AS A RESULT OF OR ARISING OUT THE PERFORMANCE (OR NON-PERFORMANCE) OF, OR ANY BREACH OF, OR ANY ACT OR OMISSION IN CONNECTION WITH, THIS AGREEMENT) FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

10.2                        Cap on Liability.  IN NO EVENT SHALL PFIZER’S AGGREGATE LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT (INCLUDING AS A RESULT OF OR ARISING OUT THE PERFORMANCE (OR NON-PERFORMANCE) OF, OR ANY BREACH OF, OR ANY ACT OR OMISSION IN CONNECTION WITH, THIS AGREEMENT) EXCEED $[**]; REGARDLESS OF WHETHER PFIZER HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE

11.            UNCONDITIONAL RELEASE

Each of Pfizer, on the one hand, and each of Auxilium and Auxilium International, on the other hand (each, a “Releasing Party”), hereby Unconditionally Releases (i) in the case of Pfizer as the Releasing Party, each of Auxilium and Auxilium International, and in the case of each of Auxilium and Auxilium International. as the Releasing Party, Pfizer, (ii) the past, present and future Affiliates, directors, officers, employees, agents or representatives of the releasee described in clause (i) (in each case, solely in their capacities as such) and (iii) each of the respective successors and assigns of each release described in clauses (i) and (ii) (in each case, solely in their capacities as such) (each releasee described in clause (i), (ii) or (iii), individually, a “Releasee” and, collectively, the “Releasees”) from any and all Possible Claims whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Releasing Party now has, has ever had, or hereafter can, shall or may have against the respective Releasees arising out of any matter, cause, event or thing whatsoever from the beginning of the world to the Termination Date arising out of or relating to the Original Agreement; provided, however, that this Unconditional Release shall

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not release or discharge (a) any Possible Claims by a Releasing Party against a Releasee under this Agreement, (b) any obligation with respect to Third Party Claims as defined and set forth in Article 11 of the Original Agreement, (c) any obligation of Pfizer to pay Commercialization Payments under the Original Agreement that have accrued and become payable prior to the Termination Date but have not yet been paid, and (d) any obligation arising from Article 12 of the Original Agreement.  Each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted any proceeding of any kind, against any Releasee, based upon any Possible Claim released hereby.  Furthermore, if a Releasing Party commences such a proceeding against a Releasee and the adjudicating body before which the proceeding is brought determines in a final judgment that such claim or demand has been released pursuant to this Section 11, such Releasing Party shall reimburse the Releasee for all expenses (including reasonable costs of investigation and defense and attorney’s fees) incurred in connection with such proceeding.

12.            MISCELLANEOUS

12.1                        Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand or facsimile against acknowledgement or confirmation of receipt, or (b) three (3) Business Days after posting with a national postal service, if mailed by certified or registered mail with postage prepaid, return receipt requested, or (c) the Business Day after mailing, if sent by overnight courier, postage prepaid, as follows:

(a)                     if to Pfizer:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: Senior Vice President and Associate General Counsel, Business Transactions

Tel: [**]

Fax: 1-212-573-0678

with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: General Counsel

Tel: [**]

Fax:  1-212-808-8924

or to such other person or address as Pfizer shall designate by notice in the manner provided in this Section 12.1.

(b)                     (1) if to Auxilium:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA  19087

Attention:  General Counsel

Tel: [**]

Fax: 1-484-321-5996

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(2) if to Auxilium UK:

Auxilium UK LTD

Orchard Lea, Winkfield Lane,

Windsor, Berks SL4 4RU, UK

Attention:  [**], VP Regulatory Affairs International

Tel: [**]

Fax: +44 1344 887666

with a copy to:

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA  19087

Attention:  General Counsel

Tel: [**]

Fax: 484-321-5996

or to such other person or address as Auxilium shall designate by notice in the manner provided in this Section 12.1.

12.2                        Assignment.  No Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (i) Auxilium may make such an assignment without Pfizer’s consent to (a) Affiliates (provided, however that Auxilium will remain jointly and severally liable with, and will guarantee the performance of, the relevant Affiliate under this Agreement, and the relevant Affiliate assignee, will assume in writing all of Auxilium’s obligations under this Agreement) and (b) a successor to substantially all of the business of Auxilium to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction and (ii) Pfizer may make such an assignment without Auxilium’s consent to (a) Affiliates (provided, however that Pfizer will remain jointly and severally liable with, and will guarantee the performance of, the relevant Affiliate under this Agreement, and the relevant Affiliate assignee, will assume in writing all of Pfizer’s obligations under this Agreement) and (b) a successor to the business of Pfizer, whether in a merger, sale of stock, sale of assets or other transaction.  Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this Section 12.2 shall be null, void and of no legal effect.

12.3                        Governing Law; Exclusive Jurisdiction.

(a)                     This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

(b)                     The courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.  Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.

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12.4                        Independent Contractors.  The Parties each acknowledge that they shall be independent contractors and that the relationship among the Parties shall not constitute a partnership, joint venture, agency or any type of fiduciary relationship.  No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other Party, without the prior written consent of the other Parties to do so.

12.5                        Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party.

12.6                        Performance by Affiliates of Pfizer. Pfizer shall have the right to permit an entity that is an Affiliate of Pfizer to perform any activity under this Agreement, including but not limited to the Packaging and Labeling, while such entity is an Affiliate of Pfizer, provided that the Affiliate shall perform such activities in compliance with the provisions of this Agreement, and provided further that such delegation shall not relieve Pfizer of its obligations under this Agreement.

12.7                        Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

12.8                        Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by any Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

12.9                        Entire Agreement.  This Agreement and the Original Agreement, together with any schedules, exhibits or other attachments thereto, contain the entire agreement of the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

12.10                 Headings.  The headings of the Sections of this Agreement are included herein for ease of reference only and shall have no legal effect.

12.11                 Counterparts; Facsimile of PDF Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or .pdf signature to this Agreement shall be effective as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year first above written.

PFIZER INC.

By:	/s/ Michael Goettler
Name:	Michael Goettler
Title:	President Europe, Pfizer Specialty Care

AUXILIUM PHARMACEUTICALS INC.

By:	/s/ Andrew I. Koven
Name:	Andrew I. Koven
Title:	Chief Administrative Officer and General Counsel

AUXILIUM UK LIMITED

By:	/s/ Michael J. Purvis
Name:	Michael J. Purvis
Title:	Director

SOLELY WITH RESPECT TO SECTION 11 HEREOF: AUXILIUM INTERNATIONAL HOLDINGS, INC.

By:	/s/ Kevin R. Kelly
Name:	Kevin R. Kelly
Title:	Treasurer

SCHEDULE 4.2:  PACKAGING AND LABELING TERMS

1.	Product:	XIAPEX®

2.	Pfizer facility address:	Rijksweg 12, Puurs, Belgium 2870

3.	Quantity/Batch Size:	Minimum batch size is [**] Units of Products

If Auxilium manufacturers Batch No. 1 Bulk Product and/or Batch No. 2 Bulk Product and desires Packaging and Labeling by Pfizer of Batch No. 1 Bulk Product and/or Batch No. 2 Bulk Product, Auxilium shall place an order for such Packaging and Labeling of each of Batch No. 1 Bulk Product and Batch No. 2 Bulk Product

4.	Testing and release
	activities:	Included

5.	Price:	$[**] per Unit of Product

6.	Packaging and Labeling
	Purchase Orders:	To be sent to:
Pfizer Global Trading Ireland
Operations Support Group
Ringaskiddy Cork
Hoge Wei 10 1930
Zaventem Belgium
Attention: [**], Senior Director Financial Planning & Analysis, [**]

With a copy to:

Pfizer, Inc.
One Burtt Road
Andover MA 01810
Attention: [**], Supply Chain Lead, [**]
Fax: (845) 474- 3377

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SCHEDULE 6.1:  SKU’S FOR NEW ARTWORK AND LABELING

ITEM CODE	DESCRIPTION	MARKET

9998900B01	XIAPEX 0,9MG 3ML V+V	UK / Ireland / Malta
9998900B02	XIAPEX 0,9MG 3ML V+V	Scandinavia (Sweden / Norway / Finland)
9998900B03	XIAPEX 0,9MG 3ML V+V	Denmark / Iceland
9998900B04	XIAPEX 0,9MG 3ML V+V	Switzerland
9998900B05	XIAPEX 0,9MG 3ML V+V	Romania / Czech Republic
9998900B06	XIAPEX 0,9MG 3ML V+V	Austria / Germany
9998900B07	XIAPEX 0,9MG 3ML V+V	Spain / Portugal
9998900B08	XIAPEX 0,9MG 3ML V+V	Greece / Cyprus
9998900B11	XIAPEX 0,9MG 3ML V+V	Belgium / Netherlands
9998900B12	XIAPEX 0,9MG 3ML V+V	Lithuania / Hungary
9998900B13	XIAPEX 0,9MG 3ML V+V	Slovenia / Estonia / Latvia

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